EXHIBIT 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made as of March 4, 2015 (the “Effective Date”), by and between Qumu Corporation (the “Company”) and James R. Stewart (“Executive”).

WHEREAS, Executive is employed by the Company as its Chief Financial Officer;

WHEREAS, the parties have mutually agreed to continue Executive’s employment for a transition period, on the terms and conditions set forth in this Agreement, to facilitate a smooth transition to a successor Chief Financial Officer.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, as well as other good and valuable consideration, the Parties hereby agree as follows:

          1.           Transition Period. Subject to the terms and conditions of this Agreement, the Company will continue to employ Executive and Executive will remain employed with the Company from the Effective Date through September 30, 2015, unless Executive’s employment with the Company is earlier terminated pursuant to Section 4(a) (the “Transition Period”). If Executive’s employment is not earlier terminated pursuant to Section 4(a), Executive will cease to be an employee of the Company effective September 30, 2015, without further action by either Executive or the Company. The date of termination of Executive’s employment with the Company for any reason shall be the “Separation Date.”

          2.           Compensation and Benefits During Transition Period. During the Transition Period, the Company will pay Executive a base salary at the same base salary rate in effect for Executive on the Effective Date, subject to applicable tax withholding and payable in accordance with the Company’s regular payroll practices. In addition, during the Transition Period, Executive will continue to participate in such employee benefit plans and programs for which Executive may be eligible and in which Executive participated on the Effective Date, pursuant to the terms and conditions of such plans, including without limitation (i) the long-term incentive program and related long-term incentive bonus agreement dated February 21, 2013 between Executive and the Company (“Long-Term Incentive Plan”) and (ii) an annual physical for 2015 which may be taken through September 30, 2015. Executive agrees that the termination of Executive’s employment effective September 30, 2015 in accordance with Section 1 of this Agreement shall be deemed to be a voluntary resignation by Executive for the purposes of the Long-Term Incentive Plan and for the purposes of any other plan, program, agreement or benefit relating to severance or separation from employment. All earned but unused vacation shall be paid with the first payroll following the Separation Date.

          3.           2015 Incentive Plan. Executive will be eligible to participate in the short-term cash incentive compensation plan for 2015 as approved by the Compensation Committee on February 18, 2015 (the “2015 Incentive Plan”) and Executive shall be treated consistently with how executive officer participants are treated under the 2015 Incentive Plan and historical practices; provided that notwithstanding anything to the contrary in the 2015 Incentive Plan and provided that Executive’s employment is not terminated by the Company for Cause or by

Executive for any reason prior to September 30, 2015 (a) the amount to which Executive would otherwise be entitled under the 2015 Incentive Plan based upon 2015 performance shall be multiplied by a fraction, the numerator of which is the number of days elapsed in the year through the Separation Date and the denominator of which is 365 and (b) any payment to Executive under the terms of the 2015 Incentive Plan shall be paid on the same date as payments are made to executive officer participants in the 2015 Incentive Plan, but not later than March 15, 2016.

          4.         Employment During Transition Period.

            a.          If Executive’s employment is terminated by the Company for Cause or by Executive for any reason prior to September 30, 2015, Executive will not be eligible to receive the severance or the other compensation or benefits described in Section 6(a). Prior to September 30, 2015, the Company may only terminate Executive’s employment for Cause. Executive’s employment during the Transition Period will continue on a full-time basis and Executive will devote Executive’s full time, attention, skill and efforts as necessary to the faithful performance of such duties; provided, however, that notwithstanding the foregoing, the Company may, without terminating Executive’s employment, relieve Executive of Executive’s active performance of Executive’s duties during the Transition Period at any time in its sole discretion.

            b.          “Cause” for purposes of this Agreement has the definition provided in that certain Amended and Restated Severance/Change in Control Letter Agreement by and between the Company and Executive made as of February 21, 2013 (the “Change in Control Agreement”).

          5.         Duties and Authority During Transition Period. During the Transition Period, Executive will continue to have the responsibilities and to perform the duties of Chief Financial Officer until such time that the Company appoints a successor Chief Financial Officer. Following appointment by the Company of a successor Chief Financial Officer, (a) Executive will be a non-executive officer employee of the Company with such title, if any, as may be determined by the Company’s Chief Executive Officer; (b) Executive will report to the Company’s Chief Executive Officer; (c) Executive’s duties and responsibilities will include providing transition assistance, completing projects related to Executive’s prior responsibilities as Chief Financial Officer, and providing such advice, expertise, or knowledge with respect to Executive’s prior duties as Chief Financial Officer or other matters in which Executive was involved, and such other duties as may be requested by the Company’s Chief Executive Officer; (d) or, upon the earlier request of the Company, Executive will resign all positions then held as an officer of the Company and as a director or officer of any subsidiary or affiliated entity of the Company, and will promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation; and (e) Executive will timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Executive in Executive’s capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records and to ensure compliance with federal securities laws.

           6.      Post-Termination Compensation.

a. Subject to Section 6(b), the Company will:

           i.           continue to pay Executive’s base salary as in effect for Executive on the Effective Date, subject to applicable tax withholding, in accordance with the Company’s regular payroll practices for a period of twelve (12) months, beginning with the first payroll with a cutoff date following the Effective Release Date;

           ii.          pay Executive an amount equal to the average of the annual short-term incentive bonus amounts Executive received with respect to 2012, 2013 and 2014, such bonus severance payment to be made in equal installments, subject to applicable tax withholding, in accordance with the Company’s regular payroll practices over a period of twelve (12) months, beginning with the first payroll with a cutoff date following the Effective Release Date; and

           iii.         if Executive is eligible for and elects COBRA or state continuation of the Company’s health, dental and group life insurance benefits, pay the portion of such COBRA premium that it pays for active employees until the earlier of: (A) twelve (12) months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates. Executive shall pay the remaining portion of the premiums for such benefits during such period and, if applicable, the full premium thereafter. Payment of the COBRA premium shall be made contemporaneous with the date the premiums are incurred and may not be exchanged for any other benefit or cash payment. Payment of premiums in one year will not affect the payment of premiums in any other year. In the event the payment of premiums under this paragraph would result in a discriminatory benefit under the Patient Protection and Affordable Care Act (the “Act”), the amount of the payment shall be treated as taxable income to Executive, or otherwise revised to comply with the Act, preserving, to the greatest extent possible, the economic benefit provided by such premium payment.

The term “Effective Release Date” means the date of expiration of any right to rescind or revoke the properly executed, delivered and accepted Release (as defined below) as provided therein.

          b.        Notwithstanding any other provision of this Agreement, the Company will pay to Executive the severance and provide the other compensation and benefits described in Section 6(a) only if Executive satisfies all of the following conditions: (i) Executive does not resign from employment with the Company prior to September 30, 2015; (ii) Executive is not terminated by the Company for Cause prior to September 30, 2015; (iii) following September 30, 2015 but on or before October 21, 2015, Executive signs and does not rescind or revoke a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in the form attached to this Agreement as Exhibit A (subject to revisions due to changes in applicable laws) (the “Release”); (iv) Executive has not breached Executive’s obligations pursuant to the terms of this Agreement; and (v) Executive has not breached Executive’s obligations pursuant to that certain Nondisclosure and Noncompetition Agreement dated the Effective Date by and between the Company and Executive (the “Confidentiality Agreement”) provided that, in the event of a breach of the Confidentiality Agreement that by its nature is capable of being cured, Executive shall have the opportunity to cure such breach within 30 days after delivery to Executive of a notice from the Company requesting cure. If Executive does not satisfy all of the conditions of this Section 6(b), Executive will be deemed to have waived any right to severance and other compensation or benefits under Section 6(a).

          c.          Each installment of the severance and other compensation or benefits described above shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”). Executive acknowledges that Executive is not relying upon advice or representation of the Company with respect to the tax treatment of any of the compensation set forth or described herein. The benefits provided in Section 6(a) are intended to be exempt from or compliant with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of this Agreement, including Section 6(a), are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption for, or the conditions of, that section. Notwithstanding anything to the contrary, if on the date of Executive’s “separation from service” (within the meaning of Treas. Reg. §1.409A-1(h)), Executive is a “specified employee” within the meaning of Treas. Reg. §1.409-1(i), then payment of any amount under this Agreement that constitutes nonqualified deferred compensation shall be delayed until the earlier of (i) the first day of the seventh month following Executive’s separation from service or the first date on which such payment would not be non-deductible as a result of Section 162(m) of the Code, whichever is later; or (ii) Executive’s death, and in the event any such payment is so delayed, the amount of the first payment shall be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided.

7. Other Post-Termination Obligations.

          a.          Upon termination of Executive’s employment with the Company, Executive will resign all positions then held by Executive, including any director, officer or other position with any subsidiary or affiliated entity of the Company, and will promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

          b.          Executive acknowledges and agrees that Executive will continue to be a designated insider under the Qumu Corporation Policy Regarding Buying and Selling Securities – Insider Trading until either (i) Executive’s Separation Date, if such date occurs during an open trading window; or (ii) such date that the trading window for insiders opens, if Executive’s Separation Date occurs during a closed trading window.

          8.          Post-Employment Assistance. If Executive satisfies all of conditions of Section 6(b), then for a period from the Separation Date through March 31, 2016 (the “Assistance Period”), Executive agrees to cooperate with the Company in providing reasonable assistance as requested by the Company with respect to the transitioning of Executive’s work, and that Executive will be available to the Company for these purposes or any other purposes reasonably requested by the Company. This cooperation and assistance (the “Post-Employment Assistance”) is expected to include availability to answer questions regarding the operation of the Company and the finance department and, if necessary, to attend meetings. The time commitment for the Post-Employment Assistance will be limited to twenty hours per month. The Company does not intend for the Post-Employment Assistance to interfere with Executive obtaining new employment on a part- or full-time basis provided that such new employment permits the Post-Employment Assistance and is not in violation of the Confidentiality Agreement. The Company shall, to the extent practicable, provide Executive with advance (via email and/or phone) notice of any Post-Employment Assistance it requires from Executive during the Assistance Period and shall endeavor to reasonably accommodate Executive’s personal and potential new employment schedule in requesting the Post-Employment Assistance. In addition, if practical, Executive may offer Post-Employment Assistance during non-business hours (evenings and weekends) and doing so would not be a violation of this Section 8. As payment for Executive’s availability to provide Post-Employment Assistance, the Company will make a lump sum payment to Executive on January 8, 2016 of $57,000 and on April 8, 2016 of $57,000 provided that Executive has complied with Executive’s obligations under this Section and the Confidentiality Agreement; provided that, in the event of a breach of the Confidentiality Agreement that by its nature is capable of being cured, Executive shall have the opportunity to cure such breach within 30 days after delivery to Executive of a notice from the Company requesting cure.

          9.          Public Statements. Executive hereby acknowledges and agrees that the Company will be required under federal securities laws to disclose the terms of this Agreement and to file a copy of this Agreement with the Securities and Exchange Commission. Executive will not defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents. Officers and directors of the Company will not defame or disparage the reputation or character of Executive. Nothing in this Section will be construed to limit or restrict Executive or the Company from taking any action that such party in good faith reasonably believes is necessary to fulfill such party’s fiduciary obligations to the Company or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

          10.        Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation. The Company makes no assurances to Executive as to the tax treatment of any payments hereunder and, except with respect to tax amounts withheld by the Company, Executive will be responsible for payment and remittance of all taxes due with respect to compensation received or imputed under this Agreement.

          11.        Assignment. This Agreement is binding on Executive and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor, including, but not limited to, a purchaser of all or substantially all of the business or assets of the Company. No rights or obligations of Executive hereunder may be assigned by Executive’s to any other person or entity.

12. Entire Agreement; Effect on Prior Agreements.

             a.          This Agreement, the Confidentiality Agreement, the Long-Term Incentive Plan, any written stock option agreements and restricted stock award agreements to which Executive and the Company are parties, and the employee benefit plans sponsored by the Company in which Executive is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth or referenced explicitly in this Agreement, such other agreements or such other plans are intended by either party to be legally binding.

             b.          This Agreement supersedes both the offer letter from the Company to Executive dated July 6, 2010 and the Change in Control Agreement, which both shall terminate and have no further force and effect as of the Effective Date.

             c.          The Company and Executive hereby amend the Confidentiality Agreement such that the non-compete obligations of Executive pursuant to Section 3(b) of the Confidentiality Agreement and the notification obligations of Executive pursuant to Section 7 of the Confidentiality Agreement shall be in effect for a period of one (1) year following the Separation Date. Executive acknowledges and agrees that the Confidentiality Agreement, as amended by this Agreement, remains in full force and effect and Executive affirms Executive’s continuing obligations to the Company under the Confidentiality Agreement, as amended hereby. Executive agrees that the Company may, in addition to other remedies provided under the Confidentiality Agreement, withhold payments due to Executive under this Agreement for violation of the Confidentiality Agreement; provided that, in the event of a breach of the Confidentiality Agreement that by its nature is capable of being cured, Executive shall have the opportunity to cure such breach within 30 days after delivery to Executive of a notice from the Company requesting cure.

          13.        Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by Executive and the Company.

          14.        No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          15.        Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        16.          Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

        17.          Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought exclusively in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. The Company agrees that if Executive prevails in any legal action relating to the Company’s breach or threatened breach of any term of this Agreement or the Confidentiality Agreement, Executive shall be entitled to payment of his reasonable attorney fees’ and costs incurred in bringing and prevailing in such an action.

        18.          Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.

        19.          Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered personally; (b) one business day after being sent by a national overnight courier service; or (c) three business days after being sent by registered or certified mail, postage prepaid, and addressed as follows:

If to the Company:	Chief Executive Officer
Qumu Corporation
7725 Washington Avenue South
Minneapolis, MN 55439-0242

If to Executive:	James R. Stewart
[address]
[address]
        20.          Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Transition Agreement on the date first stated above.

QUMU CORPORATION

/s/ Sherman L. Black
Sherman L. Black, Chief Executive Officer

/s/ James R. Stewart
James R. Stewart

EXHIBIT A

RELEASE BY JAMES R. STEWART

THIS RELEASE AGREEMENT (the “Release Agreement” or the “Release”) is entered into as of __________, by and between Qumu Corporation (“Qumu” or the “Company”) and James R. Stewart.

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.

Qumu means Qumu Corporation, any company related to Qumu Corporation in the present or past (including, without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of Qumu Corporation.

C.

Company means Qumu; the present and past officers, directors, committees, shareholders, and employees of Qumu; any company providing insurance to Qumu in the present or past; the present and past employee benefit plans sponsored or maintained by Qumu and the present and past fiduciaries of such plans; the attorneys for Qumu; and anyone who acted on behalf of Qumu or on instructions from Qumu.

D.	Agreement means the Transition Agreement between Qumu and me made as of March 4, 2015.

E.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.

all claims arising out of or relating to my employment with Qumu or the termination of that employment, or otherwise, including, without limitation, all claims arising out of or relating to the Company’s Offer Letter to me dated July 6, 2010, the Amended and Restated Severance/Change in Control Letter Agreement between me and Qumu made as of February 21, 2013, the long-term incentive program and related long-term incentive bonus agreement dated February 21, 2013 between me and the Qumu, and the Company’s short-term cash incentive compensation plan for 2015;

	2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.

all claims I may have for wages, bonuses, deferred compensation, commissions, penalties, vacation pay, separation pay and/or benefits, defamation, improper discharge or retaliation (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964 as amended, the Older Workers Benefit Protection Act and Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any claim for discrimination, harassment, retaliation, or reprisal based on a protected class under local, state or federal law.

4.

all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.

all claims for compensation of any kind, including without limitation, base salary, bonuses, commissions, incentive compensation (whether payable in cash or equity and whether performance or time based), equity compensation of any kind (including stock options or restricted stock), vacation pay, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims does not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any claims for breach of the Agreement; any rights I have under any written stock option or restricted stock award agreement with Qumu; my right to benefits under any employee benefit plan sponsored by Qumu in which I am currently a participant; or any rights that I may have to indemnification from Qumu as a current or former officer, director, or employee of Qumu, including without limitation indemnification rights under applicable laws, the Articles of Incorporation or Bylaws of Qumu, or any liability insurance policy maintained by Qumu.

Not withstanding the foregoing, I understand that nothing contained in this Release Agreement shall be construed to prohibit me from seeking recourse through a government agency exercising any rights that are not allowed to be released by law or to testify, assist, or participate in an investigation, hearing or proceeding conducted by a state or federal governmental agency regarding a charge or claim of alleged discrimination, harassment or retaliation filed with the governmental agency. I understand, however, that this Release includes a release of my right to file a court action or to seek individual remedies or damages in any court action filed by any such government agency and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief awarded by any governmental agency.

Further, I understand that nothing contained in this Release shall prevent me from providing a copy of this Release to a human rights agency including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), to demonstrate that I have knowingly and voluntarily executed a general release of claims or from providing information to the EEOC or any similar government agency regarding any employee disputes (including, but not limited to, my own).

Agreement to Release My Claims. I acknowledge that I will receive consideration from Qumu as set forth in the Agreement if I sign and do not rescind or revoke this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Qumu if I did not sign this Release or if I rescinded or revoked this Release. In exchange for that consideration, I hereby release, agree not to sue, and forever discharge the Company from all of My Claims to the full extent allowed by law. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair consideration for the release of My Claims.

Additional Agreements and Understandings. Even though Qumu will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so and I waive any remaining days in the 21-day period.

My Right to Rescind/Revoke this Release. I understand that I have the right to revoke this Agreement within 7 calendar days of signing this Agreement to reinstate federal claims under the Age Discrimination in Employment Act and that I have the right to rescind this Agreement within 15 calendar days of signing this Agreement to reinstate claims arising under the Minnesota Human Rights Act. This Release will not become effective or enforceable unless and until the 7-day or 15-day revocation or rescission period has expired without my revoking or rescinding it.

Procedure for Accepting or Rescinding/Revoking the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Qumu by hand or by mail no later than the last day of the 21-day period that I have to consider this Release. To rescind or revoke my acceptance of this Release, I must deliver a written, signed statement that I rescind or revoke my acceptance to Qumu by hand or by mail within the applicable rescission or revocation period. All deliveries must be made to Qumu at the following address:

Chief Executive Officer
Qumu Corporation
7725 Washington Avenue South
Minneapolis, MN 55439-0242

If I choose to deliver my acceptance or the rescission/revocation of my acceptance by mail, it must be:

(1)	postmarked within the period stated above; and
(2)	properly addressed to Qumu at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Qumu. No child support orders, garnishment orders, or other orders requiring that money owed to me by Qumu be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

James R. Stewart

Date